OPTION AGREEMENT

Option agreement made 25th  day of May, 2006, between Rasmussen Family, LLC, of 160 Running Spring Drive, Palm Desert, California (the "Seller"), and Gold-Eagle Cooperative, of 415 N Locust Street, PO Box 280, Goldfield, Iowa (the "Buyer").

SECTION ONE

GRANT OF OPTION

A. In consideration of the mutual promises of the parties, the Seller does hereby give and grant to the Buyer the exclusive and irrevocable right, privilege and option to purchase, under the conditions hereinafter provided, all of the Seller's right title and interest in the real property which is located in Kossuth County, State of Iowa, and more particularly described as follows:

That part of the Northwest Quarter (NW ¼) and the Northwest Quarter (NW ¼) of the Southwest Quarter (SW ¼) lying North of Railroad Right-of-way and the Northwest Quarter (NW ¼) of the Northeast Quarter (NE ¼) all in Section Thirty-six (36), Township Ninety-six (96) North, Range Twenty-seven (27) West of the 5th P.M., Kossuth County, Iowa, EXCEPT public highways,

AND

The South Half of the Northwest Quarter (S ½ NW ¼) of Section Thirty-five (35), Township Ninety-five (95) North, Range Twenty-seven (27), West of the 5th P.M., Kossuth County, Iowa AND the North Half of the Northwest Quarter (N ½ NW ¼) of Section Thirty-five (35), Township Ninety-five (95) North, Range Twenty-seven (27), West of the 5th P.M., Kossuth County, Iowa, EXCEPT a tract described as: commencing 2 rods South and 2 rods East of the Northwest corner of said Section 35, thence South 4 rods, thence East 66 rods, thence North 4 rods, thence West 66 rods to point of beginning,

(the "Property").

6-13-06 MSW	5/31/06 JDR

B. ~~All deposits and payments made by the Buyer to the Seller pursuant to this Agreement prior to the Closing (either directly or through an escrow agent, if any) shall be applied towards the Purchase Price of the Property subject to Section 2D.~~ The Seller fully agrees and acknowledges that the consideration given by the Buyer constitutes legal, adequate, and valuable consideration for the purposes of this Agreement.

C. The total purchase price for the Property shall be $1,500,000.00 for 200 acres, more or less. The consideration for the purchase option shall be $45,000.00 which will be paid by the Buyer upon execution of this agreement. The remaining consideration of the Purchase Price shall be paid by the Buyer at closing.

D. The "Effective Date" shall be the date that the last of the parties to this Agreement signs and executes below.

SECTION TWO

OPTION TERMS

A. The Seller, in consideration for the payment of the Option consideration and other consideration, does hereby give to the Buyer the exclusive right and option to purchase the Property described above (the "Option").

B. The Option consideration shall be delivered to the Seller.

C. If the Buyer exercises this Option, the Option consideration shall be applied towards the Purchase Price of the Property.

D. The Buyer shall have the right to exercise this Option for a period of six months from execution of this agreement on the effective date. The Buyer may either exercise such option or extend the option for an additional six month period. In order to extend the Option for an additional six month period, Buyer shall pay an additional $45,000.00 to Seller. Buyer shall then have the right to exercise such Option during this six month period of time or renew and extend the Option an additional six months. Again, the Seller shall retain the $45,000.00 for each six month period for which the Option is not exercised. Buyer can continue to have additional six month Option periods under the same terms as above as long as the Buyer pays $45,000.00 for each additional period. The Buyer shall exercise this Option by giving written notice by Registered Mail to the Seller at the address indicated above. The date that Seller receives the Notice, shall be known as the “Date of Commencement”.

E. It is understood and agreed that time is of essence as to the payment of the Purchase Price under this provision. If the Buyer does not exercise the terms of this Option by the ending date as specified above, then the right and option set forth herein shall immediately terminate and all deposits paid shall be kept by the Seller.

SECTION THREE

PROMISES OF PARTIES FOLLOWING EXERCISE OF OPTION

Subject to the Buyer exercising this Option, the Seller and the Buyer agree that the Seller shall sell and the Buyer shall buy the Property upon the following terms and conditions.

A. Representations and Warranties

To induce the Buyer to enter into this Agreement, the Seller makes the following representations, warranties, and covenants:

1. Seller has good and marketable fee simple title to the Property, free and clear of all liens, property taxes, encumbrances, and restrictions, except for those restrictions appearing of record, taxes for the year of closing, encumbrances that will be cleared prior to closing, and encumbrances that will be cleared at the closing out of the Seller's proceeds from the Purchase Price. Seller is in sole possession of the above described real property.

2. There are no condemnations or similar proceedings affecting any part of the Property and no such proceeding shall be pending on the Closing Date. To the best of the Seller's knowledge, no such condemnations or other proceeds are threatened or planned.

3. There are no toxic wastes on, in or around the Property and the Property has not been used to manufacture, store, or dispose of environmentally hazardous materials

4. There are no service contracts or agreements relating to the operation, maintenance, or security of the property under which the Seller is bound and which will survive the closing.

5. All encroachments, reservations, limitations, road right of ways, or servitudes affecting the Property are disclosed in the Public Records.

6. The Seller is not subject to any commitment, obligation, or agreement, including, but not limited to, any right of first refusal or option to purchase, granted to a third party, which would or could prevent the Seller from completing the sale of the Property as contemplated by this Agreement.

7. Seller shall be in sole and exclusive possession of the Property and will deliver possession of the Property free of all leases on the Closing Date.

B. Conditions Precedent

The obligations of the Buyer to close this transaction are subject to the Buyer having given Notice to Purchase and subject to the following:

1. All representations and warranties of the Seller shall be true and correct as of the Closing Date as if such representations and warranties were being made on such date.

2. Seller shall have performed all covenants to be performed by the Seller as is herein provided.

3. The Property shall be vacant and any tenant relocation costs shall be incurred by the Seller. Seller shall be responsible to deliver possession free of any claims, leases, management agreements or such other possessory rights.

4. If any of such conditions are not fulfilled on or as of the Closing Date, and notwithstanding anything to the contrary in this Agreement, the Buyer shall have the right to terminate this Agreement and to obtain a full refund of any deposits made to the Seller or escrow agent whereupon all parties shall be relieved of any further obligations hereunder.

C. Clear Title

1. Within 90 days of the execution of this Agreement by the Seller, the Seller, at their expense, shall obtain an abstract of title to the Real Estate continued through the date of acceptance of this offer, and deliver it to Buyers for examination. It shall show merchantable title in Sellers in conformity with this agreement, Iowa law and Title Standards of the Iowa State Bar Association. The abstract shall become the property of the Buyers when the purchase price is paid in full. Sellers shall pay the costs of any additional abstracting and title work due to any act or omission of Sellers, including transfers by or the death of Sellers or their assignees. Seller shall also provide any existing surveys for the Property that are in the Seller's possession or which the Seller might obtain possession of by reasonable efforts. The Buyer shall return to these items to the Seller if the closing never occurs and this Contract is terminated.

2. Seller shall convey a marketable title, subject only to liens, encumbrances, exceptions, or qualifications set forth in this Agreement and those which shall be discharged by Seller at or before closing. Marketable title shall be determined according to applicable title standards adopted by authority of the Iowa State Bar Association and in accordance with law.

3. If the Buyer discovers that the title is defective, the Buyer shall notify the Seller in writing specifying the defect(s). If the defect(s) render the title unmarketable or uninsurable the Seller will have 120 days from receipt of notice within which to remove the defect(s), and if the Seller is unsuccessful in removing them within such time, the Buyer shall have the option of either accepting the title as it then is, or demanding a refund of all monies paid hereunder which shall forthwith be returned to the Buyer and thereupon the Buyer and the Seller shall be released as to one another of all further obligations under this Agreement. All expenses to clear title defects shall be paid by the Seller.

D. Closing

1. The closing date shall be set by mutual agreement after Buyer notifies Seller that it will exercise its option, which date shall be not less than 60 days and no later than 90 days after the exercise of the purchase option by the buyer, unless extended by other provisions of this Contract or by the mutual consent of both parties. The closing shall be held in Goldfield, Wright County, Iowa, at the office of the attorney or other closing agent designated by the Buyer.

2. At closing the Buyer shall pay the cash portion of the Purchase Price by bank cashier's check or certified check either of which shall be issued by and drawn on a local institution and the Seller shall furnish the deed, an absence of lien affidavit, non-foreign status affidavit, and any corrective instruments that may be required in connection with perfecting the title. The Buyer shall furnish the closing statement.

3. The Seller shall pay the following closing costs: state documentary stamps and surtax charges, the cost of recording any corrective instruments and the title update charges necessary for the title insurance. The Buyer shall pay the cost of recording the deed, title insurance premiums and the cost for recording the purchase money mortgage (if any).

E. Restrictions; Easements; Limitations

The Buyer shall take title subject to: zoning, restrictions, prohibitions, and other requirements imposed by governmental authority; restrictions and matters appearing on the plat or otherwise common to the subdivision; public utility easements of record; taxes for year of closing and subsequent years; assumed mortgages and purchase money mortgages, and the following other exceptions (if any): provided, however, that there exists at closing no violation of the foregoing and the same does not prevent the use of the property for manufacturing and refining purposes.

F. Survey

The Buyer, at the Buyer's expense, within 120 days following the Date of Notice of Exercising its Option, may have the Property surveyed and certified by a registered Iowa surveyor. If the survey shows any encroachment on the Property or that improvements intended to be located on the Property in fact encroach on setback lines, easements, lands of others, or violate any restrictions, Agreement covenants, or applicable governmental regulations, the same shall be treated as a title defect.

G. Liens

The Seller shall furnish to the Buyer at time of closing an affidavit attesting to the absence, unless otherwise provided for herein, of any financing statements, claims of lien or potential lienors known to the Seller and further attesting that there have been no improvements or repairs to the Property for 90 days immediately preceding the date of closing in a form satisfactory to the Buyer. If the Property has been improved, or repaired within such time, the Seller shall deliver releases or waivers of mechanic's liens, executed by all general contractors, subcontractors, suppliers, and materialmen, in addition to the Seller's lien affidavit setting forth the names of all such general contractors, subcontractors, suppliers, and materialmen and further reciting that in fact all bills for work to the Property or personalty which could serve as a basis for a mechanic's lien or a claim for damages have been paid or will be paid at closing.

H. Prorations

Taxes and assessments (if any) shall be prorated through the day to the closing. Cash at closing shall be increased or decreased as may be required by said prorations. All prorations will be made through the day prior to occupancy if occupancy occurs before closing. Taxes shall be prorated based on the current year's tax with due allowance made for maximum allowable discount and homestead or other exemptions if allowed for said year.

I. Special Assessment Liens

Certified, confirmed, and ratified special assessment liens as of the date of closing (and not as of Effective Date) are to be paid by the Seller. Pending liens as of the date of closing shall be assumed by Buyer, provided, however, that if the improvement has been substantially completed as of the Effective Date, such pending lien shall be considered as certified, confirmed, and ratified and the Seller shall, at closing, be charged an amount equal to the last estimate by the public body of assessment for the improvement.

J. Attorney's Fees; Costs

In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and costs.

K. Contract Not Recordable; Persons Bound; Notice

Neither this Agreement nor any notice thereof shall be recorded in any public records. This Agreement shall bind and inure to the benefit of the parties hereto and their successors in interest. Whenever the context permits, singular shall include plural and one gender shall include all. Notice given by or to the attorney for any party shall be as effective as if given by or to the party.

L. Occupancy

Seller represents that there are no parties in occupancy other than the Seller. Seller agrees to deliver occupancy of the property at the time of closing unless otherwise stated herein. If occupancy is to be delivered prior to closing, Buyer assumes all risk of loss to the Property and personalty for the date of occupancy, and shall be responsible and liable for maintenance thereof from such date, and shall be deemed to have accepted the Property and personalty in their existing condition as of the time of taking occupancy unless otherwise stated herein or in a separate writing.

M. Conveyance

Seller shall convey title to the Property by statutory warranty, trustee, personal representative, or guardian deed, as appropriate to the status of the Seller, subject only to matters contained in Section C hereof and those otherwise accepted by Buyer.

N. Other Agreements

No prior or present agreements or representations shall be binding upon Buyer or Seller unless included in this Agreement. No modifications or changes in this Agreement shall be valid or binding upon the parties unless in writing and executed by the party or parties to be bound thereby.

O. Typewritten or Handwritten Provisions

Typewritten or handwritten provisions inserted herein or attached hereto as addenda shall control all printed provisions of this contract in conflict therewith.

P. Repayment of Crop Expenses

Regardless of the closing date and the date upon which Buyer would take possession of the land, Buyer agrees to reimburse the Seller for any and all crop expenses that Seller has incurred prior to the exercising of the Option and the Closing. These expenses would include but not be limited to all payments made to individuals or corporations to prepare the ground for planting, the cost of all seed and machine hire to plant it, the cost of all chemicals, herbicides and fertilizer and the cost to have it applied and the premiums paid for any crop insurance. Buyer may reasonably request any invoice for any of these expenses if Buyer so desires.

Q. Access to Land

Buyer would be allowed access to the land for all legitimate purposes once the Option Agreement is signed and the $45,000.00 Option payment has been made. The Buyer would have the right to conduct all tests that it felt was reasonably necessary. However, Buyer agrees to do so with the minimal amount of interference with the farming operation and any damage to any growing crop. Further, the Buyer would be responsible for any damage done to any tile or drainage or other assets of Seller’s land which occurred during the testing.

R. Indemnification

Buyer will defend, indemnify and hold the Sellers harmless from any and all liability, demands and claims including attorneys fees which might arise from employees or representatives of the Buyer while on the real estate which is subject to this Option.

S. Tax Free Exchange

Seller shall have the right to make this sale part of a tax-free exchange pursuant to Section 1031 of the Internal Revenue Code. The Buyer will reasonably cooperate in effectuating any tax-free exchange arranged by Seller.

The parties have executed this agreement at their respective addresses the day and year first above written.

THIS IS INTENDED TO BE A LEGALLY BINDING CONTRACT. DO NOT SIGN IF THERE ARE BLANK SPACES NOT FILLED IN. IF NOT FULLY UNDERSTOOD, SEEK THE ADVICE OF AN ATTORNEY PRIOR TO SIGNING.

Dated: 5/31/06.

BUYER	SELLER

GOLD-EAGLE COOPERATIVE	RASMUSSEN FAMILY, LLC

By: /s/Mark Wigans	By: /s/John D. Rasmussen
Mark Wigans	Its: Asset Manager
Its: President	Member